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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): January 14, 2000




                              Escalon Medical Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




        Delaware                       0-20127                   33-0272839
----------------------------    ------------------------       -------------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)




351 East Conestoga Road, Wayne, Pennsylvania                       19087
--------------------------------------------                     ----------
(Address of principal executive offices)                         (Zip Code)



       Registrant's telephone number, including area code: (610) 688-6830



                                       N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On January 14, 2000, Escalon Medical Corp. (the "Registrant") purchased all of the outstanding capital stock of Sonomed, Inc. ("Sonomed"), a privately held manufacturer and marketer of ophthalmic ultrasound diagnostics devices, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of January 14, 2000, among the Registrant, Sonomed and the stockholders of Sonomed. The purchase price was $12,550,000, of which $12,050,000 was paid in cash and $500,000 was represented by a promissory note bearing interest at the rate of 10% per annum in the event of a default. The purchase price is subject to adjustment under certain circumstances. As a result of the transaction, Sonomed became a wholly owned subsidiary of the Registrant.

         In connection with the Stock Purchase Agreement, Sonomed entered into an Employment Agreement with Louis Katz, whereby Sonomed agreed to employ Mr. Katz as its president for a period of three years at a salary of $175,000 per year, which salary will be increased after one year for each subsequent one-year period by a percentage equal to not less than the sum of (i) the percentage increase in the cost of living in the County of Nassau, State of New York for the year then ended and (ii) 2%; provided, however, that in no event will any annual increase exceed 5%. After its three-year initial term, the Employment Agreement will renew automatically for successive terms of one year each unless either party notifies the other party in writing at least 90 days prior to the expiration of the existing term of such party's determination not to renew the Employment Agreement beyond the existing term. The Employment Agreement also provides for participation by Mr. Katz in a bonus program, health insurance and other fringe benefits, including an automobile allowance not to exceed $850 per month.

         In connection with the acquisition of Sonomed, the Registrant adopted the Escalon Medical Corp. Equity Incentive Plan for Employees of Sonomed, Inc., pursuant to which options for the purchase of 330,000 shares of the Company's Common Stock were issued to management employees of Sonomed at an exercise price of $2.625 per share. Mr. Katz was granted an option to purchase 90,000 of these shares.

         Also in connection with the acquisition of Sonomed, Sonomed established a management bonus program whereby Mr. Katz and other management employees of Sonomed designated by him will be paid quarterly bonuses in the aggregate amount of at least 3% of Sonomed's net sales with respect to each calendar quarter.

         Other than as set forth above, no material relationship exists between
(i) the Registrant or any of its affiliates, other than Sonomed, and Sonomed or any of its stockholders, (ii) any director or officer of the Registrant and any director or officer of Sonomed or (iii) any associate of any director or officer of the Registrant and any associate of any director or officer of Sonomed. The consideration under the Stock Purchase Agreement was determined by arms' length negotiations between the Registrant and the stockholders of Sonomed.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (b)      Pro forma financial information.

                  The pro forma financial information required by Article 11 of Regulation S-X is not yet available. Pursuant to Item 7(b)(2) of Form 8-K, such pro forma financial information will be filed as soon as practicable, but in no event later than March 29, 2000.

         (c)      Exhibits.


                  Exhibit No.               Document
                  -----------               --------

                      2.1           Stock Purchase Agreement dated as of January 14, 2000 among
                                    Escalon Medical Corp., Sonomed, Inc. and the Stockholders of
                                    Sonomed, Inc.

                      2.2           Note dated January 14, 2000 in the principal amount of $500,000 from the Registrant to Louis Katz.

                      2.3           Employment Agreement dated as of January 14, 2000 between
                                    Sonomed, Inc. and Louis Katz.

                      2.4           Bonus Plan for Management Employees of Sonomed, Inc.

                      2.5           Escalon Medical Corp. Equity Incentive Plan for Employees of
                                    Sonomed, Inc.

                      2.6           News Release of the Registrant dated January 18, 2000.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ESCALON MEDICAL CORP.



Date: January 19, 2000                      By:/s/ Richard J. DePiano
                                               --------------------------------
                                               Richard J. DePiano,
                                               Chief Executive Officer








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                                  EXHIBIT INDEX



Exhibit No.                Document
-----------                --------


2.1 Stock Purchase Agreement dated as of January 14, 2000 among Escalon Medical Corp., Sonomed, Inc. and the Stockholders of Sonomed, Inc.

2.2 Note dated January 14, 2000 in the principal amount of $500,000 from the Registrant to Louis Katz.

2.3 Employment Agreement dated as of January 14, 2000 between Sonomed, Inc. and Louis Katz.

2.4                   Bonus Plan for Management Employees of Sonomed,
                      Inc.

2.5                   Escalon Medical Corp. Equity Incentive Plan for
                      Employees of Sonomed, Inc.

2.6                   News Release of the Registrant dated January 18, 2000.